Exhibit 10.10
July 1, 2025
S. Edward Woodcock
[address]

Dear Ed:
This letter agreement (the “Letter Agreement”) is written to set forth the mutually-agreed-upon terms and conditions for the termination of your employment with Ingevity Corporation (“Ingevity” or the “Company”).
*** YOU AND INGEVITY AGREE: THIS LETTER AGREEMENT IS SUBJECT TO BINDING ARBITRATION UNDER THE FEDERAL ARBITRATION ACT ("FAA"). HOWEVER, TO THE EXTENT THE FAA IS FOUND TO BE INAPPLICABLE, THIS LETTER AGREEMENT IS SUBJECT TO THE REQUIREMENTS OF SECTION 15-48-10, et seq., CODE OF LAWS OF SOUTH CAROLINA (1976) AS AMENDED ***
1.Your employment with the Company will end at the close of business on July 1, 2025 (the “Termination Date”).
2.You will be paid your normal salary and remain eligible for Company benefits through the Termination Date (except for certain welfare benefits, such as medical, dental and life insurance, which will continue through the end of the month in which your termination occurs). In addition:
a.You may have a right to receive benefits under one or more of Ingevity’s pension and savings plans. If you have a right to receive benefits under any of those plans, you will receive additional information about your rights from Ingevity's third-party administrators, Findley/USI (pension plan) and Empower Retirement (savings plan).
b.You have a right to “COBRA” continuation coverage under the Company’s health plans. You will receive additional information about your COBRA rights from Ingevity's third-party administrator, Benefitsolver.
You acknowledge that as of the Termination Date you have been paid by the Company for all hours worked as an employee of the Company and are in receipt of all amounts due from the Company, including but not limited to the following: (i) all wages, incentive compensation, commissions, bonuses, premium pay, overtime compensation and any other non-standard pay, and (ii) reimbursement for all reasonable and necessary business travel and other expenses incurred on behalf of the Company. No other amounts are due to you from the Company or any of its affiliates, or from any of the Company’s benefit plans or plan administrators, except pursuant to this Letter Agreement (if it becomes effective and enforceable). You acknowledge and agree that you will not be entitled to reimbursement of any business expenses submitted after the Termination Date.
3.In addition, you and the Company agree that, in exchange for your agreement to the terms of this Letter Agreement and its attached Release, you will be eligible to receive the severance benefits described in the Severance and Change of Control Agreement dated as of March 1, 2017 (the “Severance Agreement”) as described in paragraph 4, below. However, in order to receive most of those severance benefits, you must sign (and not revoke) this Letter Agreement and the attached Release of all legal claims against the Company, within the permitted time period. You must also comply with the Restrictive Covenants in the Severance Agreement, which are incorporated herein by reference. You are under no obligation to accept this proposal.
4.The following is a summary of the severance benefits the Company will provide under the Severance Agreement and this Letter Agreement (“Severance Benefits”), subject to Section 23 of this Letter Agreement. You acknowledge and agree that the Severance Benefits in subparagraphs 4(b), 4(d), 4(e), 4(f), 4(g) and 4(h) are payable only if you sign (and do not revoke) this Letter Agreement and the attached Release, and comply with the Restrictive Covenants in the Severance Agreement.
a.The Company will pay you the amount equal to your unpaid and outstanding annual base salary through the Termination Date in one lump sum payment within 30 days after the Termination Date in accordance with Section 6(a)(i)(a)(1) of the Severance Agreement.
b.The Company will pay you the pro-rated 2025 Target Incentive (as defined in the Severance Agreement) payment calculated in accordance with Section 6(a)(i)(a)(2) of the Severance Agreement, for administrative convenience, as soon as practicable after (i) you have executed this Letter Agreement and the attached

Exhibit 10.10
Release and (ii) the 7-day revocation period described in paragraph 16, below, has expired without the release being revoked (the “Release Effective Date”).
c.The Company will pay you any accrued but unused vacation pay in one lump sum payment within 30 days after the Termination Date in accordance with Section 6(a)(i)(a)(3) of the Severance Agreement.
d.The Company will pay you a severance payment equal to one (1) times the sum of (x) your current base salary and (y) your 2025 Target Incentive, payable monthly over a one (1)-year period following the Termination Date in accordance with Section 6(a)(i)(b) of the Severance Agreement, with the first payment being made as soon as practicable after the Release Effective Date, and with the first such payment including any payments that would have been paid following the Termination Date but for the period to consider the Release and the revocation period to expire.
e.The Company will pay you the cash value of one (1) year of COBRA continuation coverage under the Company’s medical and dental plans in a single lump sum in accordance with Section 6(a)(ii) of the Severance Agreement, for administrative convenience, as soon as practicable after the Release Effective Date.
f.In lieu of the outplacement services contemplated by Section 6(a)(iii) of the Severance Agreement, the Company will pay you the $25,000 cash value of such professional outplacement services, payable in a single lump sum, for administrative convenience, as soon as practicable after the Release Effective Date.
g.The Company will pay you $15,000 as consideration for financial counseling services in a single lump sum, for administrative convenience, as soon as practicable after the Release Effective Date.
h.The Company will pay you $500,000 in a single lump sum pursuant to the terms of your October 1, 2024 Incentive Compensation Award, for administrative convenience, as soon as practicable after the Release Effective Date.
i.Your previously granted stock options, performance-based restricted stock units, and service-based restricted stock (collectively, “equity compensation awards”) will become vested on a pro-rated basis in accordance with, and subject to the terms of the 2016 Omnibus Incentive Plan, as amended or superseded (the “Equity Plan”) and the associated terms and conditions of the agreements pursuant to which the equity compensation awards were granted applying the terms of the equity compensation awards applicable to an involuntary termination by the Company without Cause (as defined in the Equity Plan, as such vesting is outlined in Exhibit A hereto (the “Equity Awards”). You acknowledge and agree that all unvested equity compensation awards held by you and any other claim to equity compensation awards, in each case that are not listed as vested or accelerating vesting on Exhibit A, are hereby canceled and forfeited for no consideration as of the Termination Date.
The amounts described above are total, gross payment amounts. To the extent required by law, the Company will withhold from such payments any applicable federal, state or local taxes, deductions, and withholdings. If you die prior to the completion of the payments in this Section 4, the remaining amounts will be paid to Laura Woodcock, as the personal representative of your estate, in accordance with foregoing payment terms.
5.In consideration of the Company’s agreement to provide the Severance Benefits described in paragraph 4, above, you agree to sign (and not revoke) the attached Release. The Release specifically covers any and all claims that you may have under local, state, or federal law, or any other law, rule, regulation, Executive Order or ordinance arising out of your employment, terms of employment, or the termination of your employment with the Company, including claims of age discrimination under the Age Discrimination in Employment Act (“ADEA”).
6.You agree to keep confidential and not disclose, either before or after your termination, any information received by you during or as a result of your employment with the Company that might reasonably be construed to be confidential or adverse to the interests of the Company. Without limiting the generality of the foregoing, you agree to keep confidential all proprietary or confidential information or trade secrets of the Company, and not to use such information whether for your own benefit or the benefit of any third party. This confidentiality provision is not intended to supersede any other confidentiality or nondisclosure provisions applicable to you, including those set forth in the Severance Agreement; to the extent multiple such provisions apply to you, you and the Company agree that the provisions more protective of the Company’s interests shall control.
7.You agree to refrain from making, publishing, or disseminating, directly or indirectly, any statements that are disparaging, demeaning, defamatory, or negative in any way about the Company, the termination of your employment

Exhibit 10.10
with the Company, the Company’s business practices, decisions, actions, investments, products, services, or operations, or the Company’s customers, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor on blogs, by text or email or other electronic means. This provision does not prohibit you from making truthful statements about the terms or conditions of your employment; communicating truthfully with the Securities Exchange Commission (SEC) or other federal, state, or local governmental agency regarding any alleged or possible violation of law; or from exercising any rights under the National Labor Relations Act (NLRA), government whistleblower programs, or whistleblowing statutes or regulations. You acknowledge and represent that the position(s) you held as an employee of the Company constitute that of a manager, supervisor, and/or confidential employee within the meaning of the NLRA and related regulations and guidance. This nondisparagement provision is not intended to supersede any other nondisparagement provisions applicable to you, including those set forth in the Severance Agreement; to the extent multiple such provisions apply to you, you and the Company agree that the provisions more protective of the Company’s interests shall control.
8.You acknowledge that any violation of paragraphs 6 or 7 of this Letter Agreement is likely to result in irreparable harm to the Company. You therefore agree that if you violate paragraph 6 or 7, the Company shall have the right to seek injunctive relief in the federal or state courts of South Carolina to stop any such breaches. You agree that if such breach should occur, the Company shall be entitled to injunctive relief to prevent any such violations, and shall not be obligated to post any bond to secure that relief. You also agree that the Company shall be entitled to recover its reasonable attorneys’ fees and costs incurred in pursuing its remedies, to the extent permitted by law, as well as any other damages a Court deems appropriate.
9.You expressly acknowledge and represent that: (i) you have suffered no injuries or occupational diseases arising out of or in connection with your employment with the Company; (ii) you have received all wages to which you were entitled as an employee of the Company; (iii) you have received all paid or unpaid leave to which you were entitled, including under the Family and Medical Leave Act (“FMLA”) or similar state law; (iv) you are not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act or similar state law, including, but not limited to, the South Carolina Wage Payment Statute (S.C. Code Ann. §41-10-10 et seq.) or the Payment of Post-Termination Claims to Sales Representatives Act (S.C. Code Ann. §§ 39-65-10, et seq.); (v) you are not aware of any facts that may constitute violations of the Company’s Code of Conduct and/or legal obligations, including, but not limited to, any violations of federal securities laws, any false or fraudulent statements or claims by the Company, any financial irregularities or improprieties involving the Company, or any other claims, potential claims, or violations of law that could result in potential liability for the Company; and, (vi) you have not filed any employment discrimination, wrongful discharge, wage and hour, or any other complaints or charges in any local, state or federal court, tribunal, or administrative agency against the Company or its parent, subsidiaries (whether or not wholly-owned), affiliates, divisions, predecessors, successors, insurers or assigns, or any other related individuals or entities, jointly or individually, or their past or present stockholders, directors, officers, trustees, agents, insurers, representatives, attorneys, benefit plans, benefit plan administrators or trustees, or employees.
10.Except as provided otherwise in this Letter Agreement or by law, you affirm that you have returned, without copying or otherwise reproducing, all of the Company’s property, documents, and/or any confidential information in your possession or control. Company property includes, but is not limited to, any Company computers, laptops, mobile devices, cell phones, or tablets; hard drives, flash drives, and mobile data storage devices; keys, badges, and access cards; credit or debit cards; business cards and letterhead; and any other physical or electronic property belonging to the Company or containing confidential information of the Company or its customers. You also affirm that you are in possession of all of your personal property that you had at the Company’s premises and that the Company is not in possession of any of your personal property.
11.You acknowledge, reaffirm, and agree to comply with all post-employment obligations to the Company, including those set forth in the Severance Agreement at Sections 10 through 14 and its related provisions (the “Restrictive Covenants”). Nothing in this Letter Agreement is intended to supersede, void, or otherwise impact or limit the validity, continuing effect, and enforceability of the Restrictive Covenants. You represent that, as of the date you sign this Letter Agreement, you have not violated the Restrictive Covenants. You further agree that, without limiting other remedies provided in the Severance Agreement or this Letter Agreement, any violation of the Restrictive Covenants would also constitute a material breach of this Letter Agreement and entitle the Company to recover the Severance Benefits and/or other damages.
12.This Letter Agreement supersedes any previous agreements relating to your rights upon termination of your employment with the Company, with exception of the Restrictive Covenants, the provisions of the Severance

Exhibit 10.10
Agreement specifically referenced herein, and the terms applicable to the payment of the Equity Awards identified as vested or accelerating vesting on Exhibit A hereto.
13.You are advised to consult with an attorney before signing this Letter Agreement and the attached Release. With the exception of your review of this Letter Agreement with your immediate family members, attorney, accountant, or income tax preparer, you agree not to disclose the terms of this Letter Agreement, its existence, and any negotiations, discussions or conversations leading to its terms, to any other party, including any other Ingevity employees. This confidentiality obligation does not, however, prohibit or restrict you from disclosing the terms or existence of this Letter Agreement (a) in response to a subpoena or other formal legal process compelling disclosure of such information, if you have given sufficient advance written notice of the subpoena or other legal process to the Company in order to provide the Company an opportunity to object to or seek protection from such disclosure; or (b) to any federal, state, or local governmental agency in connection with any claim or other report of allegations of unlawful conduct to, or any investigation or proceeding conducted by, the agency.
14.Nothing in this Letter Agreement may be construed or used as an admission of liability, wrongdoing, or violation of any law by any party to this Letter Agreement. This Letter Agreement shall not be offered or received into evidence in any action or proceeding as an admission or concession of wrongdoing or liability of any nature on the part of any party. This Letter Agreement may be submitted into evidence only in an action to enforce its terms.
15.You agree to cooperate fully with any reasonable requests by the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including without limitation contract matters, audits, investigations, and defense or prosecution of any claims or actions which may be brought or threatened in the future against or on behalf of the Company, its board, officers, directors, employees, or affiliated entities. Cooperation in connection with such matters, investigations, actions, and claims shall include, without limitation, being available upon reasonable notice to meet with the Company or its designees regarding matters in which you had been involved or may have knowledge; preparing for any proceeding; providing affidavits or other written statements; assisting with any audit, investigation, inspection, proceeding, or other inquiry; and acting as a witness, including at deposition, hearing, or trial, in connection with any litigation or other legal proceeding affecting the Company. This section shall not be administered by the Company in a manner that unreasonably and unavoidably interferes with your other employment or personal or professional pursuits.
16.You are advised that you have up to twenty-one (21) days to consider the terms of this Letter Agreement and the Release before you sign them. In addition, you may revoke this Letter Agreement and the Release within seven (7) days after you sign them by giving written notice to:
General Counsel
Ingevity Corporation
4920 O’Hear Avenue
Suite 400
North Charleston, SC 29405
If you revoke this Letter Agreement or the Release, you will not be entitled to receive any benefits under the Severance Plan or any other consideration specified in this Letter Agreement, including the Severance Benefits.
17.You agree that any and all disputes or claims arising between you and the Company (and its subsidiaries, affiliates, directors, officers, employees, representatives, and agents) and their respective heirs, successors, and assigns concerning your employment, the termination of your employment, or this Letter Agreement shall be settled by final and binding arbitration on an individual basis, which shall be the exclusive means of resolving any such dispute or claim; provided that arbitration related to a claim for benefits under an employee benefit plan governed by the Employee Retirement Income Security Act (“ERISA”) shall not be initiated until after you exhaust the relevant plan's claim and appeal process. The arbitration shall be conducted by a single neutral arbitrator of the American Arbitration Association under its Employment Arbitration Rules and Procedures. Both you and the Company waive the right to pursue or have a dispute resolved as a plaintiff or class member in any purported class, collective, or representative proceeding against the other. The arbitrator shall have no authority to consider or resolve any claim or issue any relief on any basis other than an individual basis. YOU AND THE COMPANY AGREE TO WAIVE YOUR RIGHTS TO RESOLUTION OF DISPUTES IN A COURT OF LAW BY A JUDGE OR JURY, AND AGREE TO RESOLVE ANY CLAIMS BY ARBITRATION ON AN INDIVIDUAL BASIS. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (the FAA), and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. This agreement to arbitrate may be enforced by any state or

Exhibit 10.10
federal court of competent jurisdiction applying the FAA, and the prevailing party in any action or motion to enforce the terms of this arbitration agreement shall be entitled to an award of all costs, attorneys’ fees, and expenses incurred in connection with such action or motion to enforce this agreement or compel arbitration, to be paid by the other party. The Parties shall share equally the amount of the fees, costs, and expenses of the arbitrator and AAA, unless as determined or awarded by the arbitrator or as limited by applicable law. Your agreement to arbitrate does not include claims for workers' compensation or unemployment benefits; claims seeking equitable relief relating to the alleged breach of a restrictive covenant or confidentiality agreement or the alleged misappropriation of trade secrets; claims alleging sexual assault or sexual harassment; claims alleging violations of the National Labor Relations Act; petitions or charges that could be brought before the National Labor Relations Board or claims under a collective bargaining agreement; claims under employee pension, welfare benefit or stock option plans if those plans provide a dispute resolution procedure; and claims and administrative charges that cannot lawfully be required to be arbitrated. You and the Company agree to waive your right to a jury trial to any and all claims, including any claims that are not subject to arbitration. Except only as otherwise required by law, any arbitration proceedings between the parties, including without limitation any pleadings or evidence taken or filed, any discovery proceedings or document production, any testimony given, and any interim or final orders or awards issued in connection with the arbitration, will be maintained in strict confidence between the parties; and none of the parties, their representatives, any witness or the applicable arbitrator may disclose the existence, contents or results thereof without the prior written consent of all parties.
18.Upon request, you agree to provide documentation that may be required in connection with you resignation from any board of directors or managers that you serve on at the request of the Company. This may include letters of resignation of employment and resignation of membership on the board and/or any subcommittees. You further agree to cooperate with the Company on the announcement of any communications and messaging, both internally and externally, regarding the termination of your employment.
19.You acknowledge and agree that you are solely responsible for the tax consequences of the payment of the Severance Benefits, including for reporting such to local, state, and federal tax authorities, and for any and all taxes owed on the Severance Benefits. You agree to indemnify and hold harmless the Company from any taxes, interest, costs, liabilities, demands, assessments, or penalties arising from any tax consequences or deficiencies in tax withholdings or tax payments on the Severance Benefits or any other benefits provided under this Letter Agreement.
20.This Letter Agreement and the attached Release shall be governed by and construed in accordance with the laws of the State of South Carolina, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction.
21.This Letter Agreement and the attached Release set forth our entire agreement regarding your termination of employment with the Company, with exception of the Restrictive Covenants and the timing of payment described in the agreements setting forth the Equity Awards. You understand and agree that no representations, other than what is explicitly provided for in this Letter Agreement and the attached Release, have been made to you.
22.This Letter Agreement and the attached Release may be amended or modified only by another writing executed by both the Company (by its duly authorized officer, employee or agent) and you. This Letter Agreement shall be binding upon any acquiror of the Company.
23.This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder (“Section 409A”), and shall in all respects be administered in accordance with Section 409A and the regulations issued thereunder; provided, however, that the tax treatment of benefits under this Letter Agreement is not warranted or guaranteed. Notwithstanding anything in the Letter Agreement to the contrary, payments of deferred compensation may only be made under the Letter Agreement upon a Section 409A “separation from service” or other event permitted by Section 409A, and in a manner permitted by Section 409A or an applicable exemption. For purposes of Section 409A, the right to a series of payments under the Letter Agreement shall be treated as a right to a series of separate payments. You may not, directly or indirectly designate the calendar year of a payment. Notwithstanding any provision in this Letter Agreement to the contrary, because you are a “specified employee” under Section 409A on the Termination Date, certain payments under this Letter Agreement, to the extent such payments constitute deferred compensation under Section 409A, are required to be delayed for a period of six months after separation from service pursuant to Section 409A, and payment of such amount(s) shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If you die during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.

Exhibit 10.10
24.If any provision of this Letter Agreement or the attached Release is held to be illegal, void, invalid or unenforceable, in whole or in part, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Letter Agreement and attached Release; provided, however, that upon any finding by a court of competent jurisdiction that the release and/or promises provided for in the attached Release are illegal, void or unenforceable, you agree, at the Company’s request, to execute promptly a release and/or promise of comparable scope that is legal and enforceable. If such a release is not executed by you, you shall promptly return to the Company the Severance Benefits.
25.If you agree to the terms set forth in this Letter Agreement, please indicate your agreement and acceptance by voluntarily signing this Letter Agreement and the attached Release in the spaces provided and return the original of each document to me.
26.In signing this Letter Agreement and the attached Release, you agree that: (i) you have carefully read this Letter Agreement and the attached Release; (ii) you fully understand all of their terms; (iii) you are freely and voluntarily entering into this Letter Agreement, and knowingly releasing the Company in accordance with the terms contained in the attached Release; (iv) before signing this Letter Agreement and attached Release, you had the opportunity to consult with an attorney of your choice and you were advised by the Company to do so; and, (v) you have been given twenty-one (21) days to consider this Letter Agreement and the attached Release and seven (7) days to revoke this Letter Agreement and the attached Release; (vii) this Letter Agreement and attached Release will not be effective until the date upon which the revocation period described in Paragraph 16 has expired without you providing notice of revocation, which will be the eighth day after this Letter Agreement and attached Release is executed by you ("Effective Date"); (viii) the Company has no obligation to pay any sum or perform any act referred to in this Letter Agreement or the attached Release until this Letter Agreement and the attached Release become effective and enforceable.

[Signature page follows]

Exhibit 10.10

Very truly yours,

/s/ Terry Dyer
Terry Dyer
SVP, Chief Human Resources Officer
Ingevity Corporation

Agreed and accepted:
/s/ S. Edward Woodcock
S Edward Woodcock
Date:	7/1/2025

Witness - Signature:	/s/ Laura Woodcock
Printed Name:	Laura Woodcock
Date:	7/1/2025

Exhibit 10.10
EXHIBIT A
Outstanding Awards granted under the 2016 Omnibus Incentive Plan

Grant Date	Award Type	Aggregate Shares Subject to Grant	Vested Shares Prior to Termination Date Subject to Award	Shares Accelerating Vesting Due to Termination
4/07/25	PSU	6,993	0	0
4/07/25	PSU	4,662	0	0
2/28/24	PSU	9,444	0	4,198*
2/28/23	PSU	5,179	0	4,029*

2/28/25	RSU	7,759	0	0
2/28/24	RSU	2,905	969	323
2/28/24	RSU	6,296	2,099	700
2/28/23	RSU	3,453	2,302	384
*Reflects the maximum number of units that are eligible to vest, and therefore shares that may be issued in settlement of units, but this number is subject to attainment of performance targets and may increase or decrease based on actual performance.

Exhibit 10.10
RELEASE

In consideration of the Severance Benefits offered to me by Ingevity Corporation (the “Company”) under the Severance and Change of Control Agreement dated as of March 1, 2017 (the “Severance Agreement”) and other consideration specified in a letter agreement dated July 1, 2025 (the “Letter Agreement”), I, S. Edward Woodcock, on behalf of myself, and on behalf of my heirs, successors, and assigns, hereby agree to release, acquit and forever discharge the Company and all of its past, present and future parents, subsidiaries (whether or not wholly-owned), affiliates, divisions, predecessors, successors, insurers and assigns, and any and all other related individuals and entities, jointly and individually, and its and their past, present and future stockholders, directors, officers, trustees, agents, servants, insurers, representatives, attorneys, benefit plans and benefit plan administrators and trustees, and employees, and all persons acting by, through, under or in concert with them (“Releasees”) from any and all debts, claims, demands, causes of actions, charges, liabilities, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, fixed and contingent, disclosed and undisclosed, that I might otherwise have asserted arising out of my employment with the Company, including the termination of that employment and those arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of the execution of this Letter Agreement, including, but not limited to:
a.all statutory claims, including all claims on the basis of age, race, color, creed, religion, national origin, sex, pregnancy, harassment, disability, handicap, affectional or sexual orientation, gender identity or expression, marital, domestic or civil union partnership status, military or veteran status, genetic information, retaliation, wage protection, or any other category or claim or arising under Title VII of the Civil Rights Act of 1866, 1964, and/or 1991, as amended, 42 U.S.C. § 2000e et seq.; Section 1981 of the Civil Rights Act, 42 U.S.C. § 1981; the Civil Rights Attorney’s Fee Awards Act, 42 U.S.C. § 1988; the Equal Rights Act of 1870; the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq.; 29 U.S.C. § 630 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq. (“OSHA”); the Americans with Disabilities Act (“ADA”), the Americans with Disability Act Amendments Act (“ADAAA”), 29 U.S.C. § 706 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 793(c) et seq.; the Family Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 29601 et seq.; the Health Insurance Portability and Accountability Act of 1966 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act (“HITECH”); the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 301 et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et. seq.; the Older Worker Benefit Protection Act (“OWBPA”); the American Recovery and Reinvestment Act of 2009 (“ARRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Uniformed Services Employment and Reemployment Rights Act (38 U.S.C. §4301) (“USERRA”); the National Labor Relations Act (“NLRA”); the Labor Management Relations Act (“LMRA”); the Fair Credit Reporting Act (“FCRA”); the Equal Pay Act; the False Claims Act, including the qui tam provisions thereof; the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); the Genetic Information Nondiscrimination Act of 2008 (“GINA”); the Consolidated Omnibus Reconciliation Act of 1986; the Pregnant Workers’ Fairness Act; the South Carolina Human Affairs Law; the South Carolina Bill of Rights for Handicapped Persons (S.C. Code Ann. § 43-33-510 et seq.); the South Carolina Employment Security Law; the South Carolina Wage Payment Statute (S.C. Code Ann. § 41-10-10 et seq.); the Payment of Post-Termination Claims to Sales Representatives Act (S.C. Code Ann. §§ 39-65-10, et seq.); the South Carolina Occupational Safety and Health Act (S.C. Code Ann. § 41-15-10 et seq.); the South Carolina Genetic Information Privacy Act (S.C. Code Ann. § 38-93-10 et seq.); retaliation for filing a South Carolina workers’ compensation claim (S.C. Code § 41-1-80); as well as all claims arising under any other federal, state, or local statute, regulation, rule, Executive Order, or ordinance or amendment of such or common law;
b.all common law claims, including but not limited to those regarding employment, discrimination in employment, notice of termination of employment or the termination of employment on any prohibited basis and/or any and all other law or principles of equity, including (by way of example) but not limited to, claims of discrimination on the basis of age, sex, gender, pregnancy, race, disability, religion, national origin or veteran status, harassment, breach of contract (express or implied), breach of contract accompanied by fraudulent act, breach of an implied covenant of good faith and fair dealing, promissory estoppel or other contract theory, retaliation, wrongful discharge, wrongful discharge and/or retaliatory discharge in violation of public policy, retaliation for filing a South Carolina workers’ compensation claim, detrimental reliance, defamation (written, oral and/or by inference), emotional distress, invasion of privacy, fraud, conspiracy negligent or intentional misrepresentation, tortious interference with contract or prospective contract, contractual advantage or economic advance, negligence, malicious prosecution, abuse of process, unfair or deceptive trade practices, infliction (negligent or intentional) of emotional distress, assault, battery, gross negligence or recklessness, work-related injury or illness, whether physical in nature or manifested by psychological or emotional stress;

Exhibit 10.10
c.all claims arising under the United States or any state Constitution, including, but not limited to, the Constitution of the United States and its Amendments and the Constitution of the State of South Carolina and its Amendments;
d.all claims for any damages or compensation, including back wages, front pay, bonuses, awards, commissions, health and welfare benefits, fringe benefits, severance benefits, incentive compensation, long-term incentives, compensatory, emotional distress, pain and suffering, and/or punitive damages, or any other form of economic loss;
e.claims or demands related to salary, bonuses, commissions, profit sharing or any other ownership interests in the Company; vacation/paid time off, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and
f.all claims for attorneys' fees, costs, disbursements and/or the like.
I also promise and covenant not to sue the Releasees, or bring any civil action, lawsuit, or other proceeding against Releasees on any claims relating to my employment with the Company, the termination of that employment, or any other claims covered by this Release, under any legal or equitable theory, for any reason at all, except to enforce the terms of the Letter Agreement or this Release or to challenge the effectiveness of the waiver of claims in this Release under the ADEA or OWBPA. I understand and agree that if I or any third party on my behalf files or initiates an action, lawsuit, or other proceeding in violation of this provision, the Company shall be entitled to recover from me the Severance Benefits and any attorneys’ fees, costs, and expenses incurred by the Company or any Releasees, and/or any of their insurers, in defending such claims.
Notwithstanding the above, I understand that by signing this Release (“the Release”) I am not releasing: (i) any claims arising after the date that I sign the Release; (ii) any claims for enforcement of the Letter Agreement; (iii) any rights or claims to workers’ compensation or unemployment benefits; (iv) any claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; (v) any claim that cannot be waived as a matter of law pursuant to federal, state or local law, including without limitation, whistleblower claims under the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley) and claims under the Fair Labor Standards Act; and/or (vi) any claim or right I may have under the Letter Agreement.
In addition, I understand that nothing in the Release, the Letter Agreement, or any other agreement between me and the Company is intended to prohibit or restrict me from: (a) making any disclosure of information required by process of law; (b) providing information to, or testifying or otherwise assisting or participating in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; (c) filing a charge, testifying, participating in, or otherwise assisting in a proceeding with the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or other federal, state, or local governmental agency relating to an alleged violation of any federal, state, or municipal law relating to discrimination or fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; (d) making any disclosures protected by applicable whistleblower statutes; or (e) conferring with legal or financial advisors. However, I agree that I knowingly and voluntarily waive all rights to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, emotional distress, or attorneys’ fees) as a consequence of or in connection with any investigation or proceeding conducted by the EEOC, NLRB, or other governmental agency, to the extent such waiver is not prohibited by law.
If any claim is not subject to release, to the extent permitted by law, I am waiving any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Letter Agreement is a party.
I understand that, as a consequence of my signing this Release, I am giving up, with respect to my employment and the termination of that employment, any and all rights or claims that I might otherwise have through the date that I sign this Release.
I represent and warrant that I have not assigned, transferred, or purported to assign or transfer to any person or entity any claim or portion of any claim, demand, cause of action, or entitlement to relief or damages otherwise released by this Release. I represent and warrant that I have not instituted against any of the Releasees any lawsuit, claim, charge, action, or other legal proceeding currently pending in any court, agency or other forum with respect to any claim or cause of action of any type whatsoever, including but not limited to any claims or actions filed under seal.
I acknowledge and agree that I have been advised by this writing, including as required by the ADEA, that:
A.The benefits I am receiving under the Letter Agreement and Severance Agreement constitute good and valuable consideration over and above any benefits that I might be entitled to receive without executing this Release;
B.The Company advised me in writing to consult with an attorney prior to signing this Release;

Exhibit 10.10
C.This Release is written in a manner I understand;
D.I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), and that this Letter Agreement does not apply to any rights or claims that may arise under the ADEA or OWBPA after the Effective Date of this Letter Agreement;
E.I was given a period of at least twenty-one (21) days within which to consider this Release (although I may choose to knowingly and voluntarily execute this Letter Agreement earlier, and in doing so, waive any remainder of the consideration period); and
F.The Company has advised me of my statutory right to revoke my agreement to this Release and Letter Agreement at any time within seven (7) days of my signing this Release by delivering written notice to such revocation to Ingevity Corporation, Attn: General Counsel, 4920 O’Hear Avenue, Suite 400, North Charleston, SC 29405, and that this Release shall become final and binding if no such notice of revocation is received by the Company within the seven (7) day period.
I warrant and represent that my decision to sign this Release was (1) entirely voluntary on my part; (2) not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Letter Agreement; and (3) did not result from any threats or other coercive activities to induce my agreement to this Release.
If I decide to exercise my right to revoke within seven (7) days of my agreement to this Release, I warrant and represent that I will do the following: (1) notify the Company in writing, in accordance with the Letter Agreement, of my intent to revoke this Release, and (2) simultaneously return in full any consideration received from the Company, including the Severance Benefits provided in the Letter Agreement. I agree that if I revoke and do not simultaneously return the Severance Benefits and any other consideration received from the Company, I shall be responsible for, and the Company shall be entitled to recover from me, all reasonable expenses, including attorneys’ fees and costs, incurred in securing the return of the Severance Benefits and other consideration.
The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of South Carolina, without regard to conflicts of laws principles. Capitalized terms used but not defined herein shall have the meanings set forth in the Letter Agreement or Severance Agreement.
I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.

Name	S. Edward Woodcock	Signature	/s/ S. Edward Woodcock
(please print)
Date	7/1/2025

Witness Name	Laura Woodcock	Signature	/s/ Laura Woodcock
(please print)
Date	7/1/2025

Exhibit 10.10
REMINDER REGARDING INGEVITY CONFIDENTIAL INFORMATION AND OTHER
OBLIGATIONS
In view of your pending departure from INGEVITY, we are providing the following reminder of certain of your obligations to INGEVITY. You have an obligation to:
•Keep secret, and not to use or disclose to others, confidential and proprietary information of INGEVITY, which includes information received by INGEVITY from others. This information includes technical, business, product, financial, and other information.
•Not take with you any confidential and proprietary information of INGEVITY and to return such information and any copies to INGEVITY prior to your departure.
These obligations exist whether or not you executed a written agreement with INGEVITY or one of its predecessor companies during your employment. These are also referenced in the INGEVITY Code of Conduct you have affirmed. To the extent you entered into any specific written agreement with the Company on this subject, we also encourage you to review that agreement to insure you do not inadvertently breach any of your obligations under that agreement after you leave the Company. This also includes the obligation to disclose to INGEVITY any inventions or other protectable developments which you made during your employment. Thank you for your contributions to INGEVITY and your compliance with these obligations.
I acknowledge receipt of the above Reminder Regarding INGEVITY Confidential Information and other Obligations:

Name	S. Edward Woodcock	Signature	/s/ S. Edward Woodcock
(please print)
Date	7/1/2025